UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2013

Packaging Corporation of America

(Exact name of registrant as specified in its charter)

Delaware	1-15399	36-4277050
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1955 West Field Court, Lake Forest, Illinois 60045

(Address of Principal Executive Offices, including Zip Code)

(847) 482-3000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 16, 2013, Packaging Corporation of America awarded 24,129 shares of restricted stock to each of Paul T. Stecko, Executive Chairman; Mark W. Kowlzan, Chief Executive Officer; Thomas A. Hassfurther, Executive Vice President—Corrugated Products; and Richard B. West, Senior Vice President and Chief Financial Officer. The purposes of the awards were to: (1) recognize outstanding individual performance of the officers in connection with the successful negotiation and execution of PCA’s acquisition of Boise, Inc., (2) through an equity award, provide an appropriate incentive for the successful integration of, and achievement of synergies from, the Boise business, as the officers will have substantial individual involvement in the integration; and (3) through entering into or extending non-competition and non-solicitation covenants and a three-year vesting schedule on the equity awards, provide an appropriate retention incentive for Mr. Kowlzan, Mr. Hassfurther and Mr. West.

Subject to continued employment or service with PCA, the restricted stock vests in annual installments of 8,043 shares on the first three anniversaries of the date of the award. The award agreements for Mr. Kowlzan, Mr. Hassfurther and Mr. West extended non-solicitation and non-competition provisions through the second anniversary of the award date. Mr. Stecko previously agreed to non-solicitation and non-competition covenants. The form of award agreement for Mr. Kowlzan, Mr. West and Mr. Hassfurther is filed herewith as Exhibit 10.1, which is incorporated by reference herein. The above summary is qualified in its entirety by reference to the entire agreement.

Item 9.01. Financial Statements and Exhibits.

(D)	Exhibits

10.1	Form of Restricted Stock Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACKAGING CORPORATION OF AMERICA
(Registrant)

By:	/s/ Kent A. Pflederer
Senior Vice President, General Counsel and Secretary

Date: December 17, 2013